EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

MetaSolv, Inc.:

We consent to the incorporation by reference in the following registration statements of MetaSolv, Inc. of our report dated March 28, 2005, with respect to the consolidated balance sheets of MetaSolv, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2004, and the related financial statement schedule, and our report dated March 28, 2005, with respect to management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of MetaSolv, Inc.

Form Type	Registration Number
Form S-8	333-112685
Form S-8	333-112684
Form S-8	333-103740
Form S-8	333-103742
Form S-8	333-83730
Form S-8	333-83732
Form S-8	333-91435
Form S-8	333-91233
Form S-8 POS	333-91435
Form S-8 POS	333-91233
Form S-3	333-67428

Our report dated March 28, 2005, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, expresses our opinion that MetaSolv, Inc. did not maintain effective internal control over financial reporting as of December 31, 2004 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that internal controls over financial reporting related to the accounting for estimated income tax exposures and foreign income taxes did not operate effectively as of December 31, 2004. Because of these deficiencies, there is more than a remote likelihood that a material misstatement in the Company’s annual or interim financial statements due to errors in accounting for income taxes could occur and not be prevented or detected by its internal control over financial reporting.

KPMG LLP

Dallas, Texas

March 28, 2005